Exhibit 99
Gray
Television, Inc.
NEWS RELEASE
Gray Reports Operating Results
For the Three Months and Six Months Ended June 30, 2007
Atlanta, Georgia – August 6, 2007. . . Gray Television, Inc. (“Gray”, “we” or “us”) (NYSE: GTN) today announced results from operations for the three months (“second quarter”) and six months ended June 30, 2007 as compared to the three months and six months ended June 30, 2006.
Refinancing Completed:
On March 19, 2007, we completed the refinancing of our senior credit facility. We used funds from the new senior credit facility to fund the payoff of all outstanding amounts under our former senior credit facility. During the second quarter, we drew additional amounts under the new credit facility to fund the redemption of all of our 9.25% Senior Subordinated Notes due 2011 (“9.25% Notes”) and our Series C Preferred Stock.
Comments on As Reported Results of Operations for the Three Months Ended June 30, 2007:
For the three months ended June 30, 2007 and 2006, we did not complete any acquisitions or disposals of properties; therefore, the following comments are on our “as reported” results.
Revenues.
On an as reported basis, total net revenue for all stations decreased $1.6 million, or 2%, to $79.8 million due primarily to decreased political advertising revenues and decreased national advertising revenues partially offset by increased local advertising revenue in the current year.
On an as reported basis, political advertising revenues decreased $2.1 million, or 44%, to $2.6 million reflecting the influence of the 2006 elections.
On an as reported basis, local advertising revenue increased $1.7 million, or 3%, to $54.3 million and national advertising revenue decreased $1.5 million, or 7%, to $19.9 million.
Operating expenses.
On an as reported basis, total broadcast expenses (before depreciation, amortization and loss on disposal of assets) increased $3.5 million, or 8%, to $49.0 million.
Operation of our digital second channels is attributed for $1.0 million of the overall increase and reflects the expansion of the number of digital second channels to 39 as of June 30, 2007.
The remaining $2.5 million of the overall increase is attributable to the operation of our primary channels and reflects routine increases in payroll, programming and promotion.
Total aggregate broadcast expenses (before depreciation, amortization and loss on disposal of assets) for all the primary channels and all the digital second channels was approximately 1% less than management’s operating targets for the three months ended June 30, 2007.
On an as reported basis, corporate and administrative expenses, before depreciation, amortization and loss on disposal of assets increased $0.7 million, or 23%, to $3.6 million due primarily to incremental increases in news research &/or consulting expense, legal expense and non-cash stock based compensation expense. We recorded non-cash stock based compensation expense during the three months ended June 30, 2007 and 2006 of $310,000 and $193,000, respectively.
4370 Peachtree Road, NE * Atlanta, GA 30319
(404) 504-9828 * Fax (404) 261-9607

Comments on Results of Operations for the Six Months Ended June 30, 2007:
Due to the significance of WNDU to our results of operations, Gray’s pro forma broadcast results for the six months ended June 30, 2006 have been presented to include the results of WNDU as if the station had been acquired on January 1, 2006. The acquisition of WNDU did not significantly affect corporate and administrative expenses. Therefore, corporate and administrative expenses are presented on an “as reported” basis.
Revenues.
On a pro forma(1) basis, total net revenue for all stations decreased $2.8 million, or 2%, to $149.4 million due primarily to decreased political advertising revenues and decreased national advertising revenues partially offset by increased local advertising revenue in the current year.
On a pro forma(1) basis, political advertising revenues decreased $2.9 million, or 43%, to $3.7 million reflecting the influence of the 2006 elections.
On a pro forma(1) basis, local advertising revenue increased $2.2 million, or 2%, to $103.0 million and national advertising revenue decreased $2.2 million, or 6%, to $37.0 million.
Operating expenses.
On a pro forma(1) basis, total broadcast expenses (before depreciation, amortization and loss on disposal of assets) increased $5.2 million, or 6%, to $97.9 million.
On a pro forma(1) basis, operation of our digital second channels is attributed for $2.0 million of the overall increase and reflects the expansion of the number of digital second channels to 39 as of June 30, 2007.
On a pro forma(1) basis, the remaining $3.2 million of the overall increase is attributable to the operation of our primary channels and reflects routine increases in payroll, programming and promotion.
On a pro forma(1) basis, total aggregate broadcast expenses (before depreciation, amortization and loss on disposal of assets) for all the primary channels and all the digital second channels was approximately 1% less than management’s operating targets for the six months ended June 30, 2007.
On an as reported basis, corporate and administrative expenses, before depreciation, amortization and loss on disposal of assets increased $1.0 million, or 15%, to $7.6 million due primarily to incremental increases in news research &/or consulting expense, legal expense and non-cash stock based compensation expense. We recorded non-cash stock based compensation expense during the six months ended June 30, 2007 and 2006 of $830,000 and $391,000, respectively.

Gray Television, Inc.
Earnings Release for the three months and six months ended June 30, 2007	Page 2 of 9

Other Financial Data on an “as reported” basis:

	June 30, 2007	December 31, 2006
	(in thousands)
Cash	$3,378	$4,741
Total debt(2)	928,500	851,654
Preferred stock	—	37,451
Available credit under senior credit facility	96,500	97,000

	Six Months Ended June 30,
	2007	2006
	(in thousands)
Net cash provided by operating activities	$5,012	$40,519
Net cash used in investing activities	(18,228)	(103,610)
Net cash provided by financing activities	11,583	61,217
We repurchased 647,800 shares of our common stock for $5.5 million during the first quarter of 2007 at an average price per share of $8.49. We repurchased 4,100 shares of our common stock for $32,000 during the second quarter of 2006 at an average price per share of $7.82. No similar purchases were made during the second quarter of the current year or the first quarter of the prior year. The repurchased common stock is held in treasury.
On March 19, 2007, we completed the previously announced refinancing of our senior credit facility. The new senior credit facility consists of a $100 million revolving credit facility and a $925 million institutional term loan facility. We used borrowings from the new senior credit facility to fund the payoff of all outstanding amounts under our former senior credit facility, to pay fees and expenses relating to the refinancing and for other general corporate purposes. In connection with this refinancing, we incurred fees of approximately $3.2 million and recorded a loss on early extinguishment of debt expense of $6.5 million in the first quarter of 2007.
On April 18, 2007, we drew $275 million on our senior credit facility to redeem all of our then outstanding 9.25% Notes, pay applicable redemption premiums, pay accrued interest and pay fees and expenses related to the redemption. As a result of the redemption of the 9.25% Notes, we recorded a loss on early extinguishment of debt of approximately $16.4 million during the second quarter of 2007.
On May 22, 2007, we drew $40 million to redeem all of our outstanding Series C Preferred Stock at its liquidation value plus accrued and unpaid dividends. We completed the redemption upon paying $37.9 million as liquidation value of the Series C Preferred Stock and $429,000 in accrued dividends. The funds remaining from the $40 million draw were used to pay down debt balances under the revolver portion of the senior credit facility.
A detailed table of operating results follows on the next page.

Gray Television, Inc.
Earnings Release for the three months and six months ended June 30, 2007	Page 3 of 9

Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands except for per share data and percentages)

	As Reported
	Three Months Ended
	June 30,
			%
	2007	2006	Change
Revenues (less agency commissions)	$79,750	$81,391	(2)%
Operating expenses before depreciation, amortization and loss on disposal of assets, net:
Broadcast	49,048	45,538	8%
Corporate and administrative	3,584	2,916	23%
Depreciation and amortization of intangible assets	10,117	9,022	12%
Loss on disposals of assets, net	119	189	(37)%

	62,868	57,665	9%

Operating income	16,882	23,726	(29)%
Other income (expense):
Miscellaneous income, net	449	59	661%
Interest expense	(16,525)	(16,656)	(1)%
Loss on early extinguishment of debt	(16,361)	—

Income (loss) before income tax	(15,555)	7,129
Income tax expense (benefit)	(5,613)	2,809

Net income (loss)	(9,942)	4,320
Preferred dividends (includes accretion of issuance cost of $418 and $22, respectively)	847	815

Net income (loss) available to common stockholders	$(10,789)	$3,505

Basic per share information:
Net income (loss) available to common stockholders	$(0.23)	$0.07

Weighted average shares outstanding	47,688	48,791	(2)%

Diluted per share information:
Net income (loss) available to common stockholders	$(0.23)	$0.07

Weighted average shares outstanding	47,688	48,791	(2)%

Political revenue (less agency commission)	$2,634	$4,706	(44)%

Gray Television, Inc.
Earnings Release for the three months and six months ended June 30, 2007	Page 4 of 9

Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands except for per share data and percentages)

	As Reported			Pro Forma(1)
	Six Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
	2007	2006	Change	2007	2006	Change
Revenues (less agency commissions)	$149,431	$149,626	0%	$149,431	$152,211	(2)%
Operating expenses before depreciation, amortization and loss on disposal of assets, net:
Broadcast	97,866	90,602	8%	97,866	92,742	6%
Corporate and administrative	7,645	6,660	15%	7,645	6,660	15%
Depreciation and amortization of intangible assets	19,892	17,350	15%	19,892	18,018	10%
Loss on disposals of assets, net	116	271	(57)%	116	271	(57)%

	125,519	114,883	9%	125,519	117,691	7%

Operating income	23,912	34,743	(31)%	23,912	34,520	(31)%
Other income (expense):
Miscellaneous income, net	807	405	99%	807	405	99%
Interest expense	(33,797)	(32,123)	5%	(33,797)	(32,548)	4%
Loss on early extinguishment of debt	(22,853)	(110)		(22,853)	(110)

Income (loss) before income tax benefit	(31,931)	2,915		(31,931)	2,267
Income tax expense (benefit)	(11,475)	1,149		(11,475)	911

Net income (loss)	(20,456)	1,766		(20,456)	1,356
Preferred dividends (includes accretion of issuance cost of $439, $44, $439, $44, respectively)
	1,626	1,629		1,626	1,629

Net income (loss) available to common stockholders	$(22,082)	$137		$(22,082)	$(273)

Basic per share information:
Net income (loss) available to common stockholders	$(0.46)	$—		$(0.46)	$(0.01)

Weighted average shares outstanding	47,711	48,767	(2)%	47,711	48,767	(2)%

Diluted per share information:
Net income (loss) available to common stockholders	$(0.46)	$—		$(0.46)	$(0.01)

Weighted average shares outstanding	47,711	48,782	(2)%	47,711	48,767	(2)%

Political revenue (less agency commission)	$3,730	$6,482	(42)%	$3,730	$6,562	(43)%

Gray Television, Inc.
Earnings Release for the three months and six months ended June 30, 2007	Page 5 of 9

Guidance for the Third Quarter of 2007
We currently anticipate that our broadcasting results of operations for the three months ended September 30, 2007 will approximate the ranges presented in the table below.

		%		%
	2007	Change	2007	Change
	Guidance	From	Guidance	From
	Low	Actual	High	Actual	Actual
Selected operating date:	Range	2006	Range	2006	2006
	(dollars in thousands)
OPERATING REVENUES:
Revenues (less agency commissions)	$74,000	(8)%	$75,500	(6)%	$80,592

OPERATING EXPENSES:
(before depreciation, amortization and other expenses)
Broadcast	$49,000	3%	$49,250	4%	$47,456
Corporate and administrative	$3,600	3%	$3,700	6%	$3,481

OTHER SELECTED DATA:
Broadcast political revenues (less agency commissions)	$600		$700		$10,595

Expense for non-cash contributions to 401(k) plan	$575		$600		$570

Expense for corporate non-cash stock based compensation	$275		$300		$191
Comments on Guidance
The total revenue results anticipated for the third quarter of 2007 reflect the incremental decline in political revenues and continued softness in non-political national advertising. Local non-political advertising is currently anticipated to increase in the 7% to 10% range.
The incremental costs of the digital second channels discussed above account for approximately $1.0 million of the expected increase in total broadcast operating expenses before depreciation, amortization and loss on disposal of assets.
With respect to our digital second channels for the full year of 2007, we currently anticipate the total operating costs, before depreciation, amortization and loss on disposal of assets, of our digital second channels will increase approximately $4.3 million to a total of $9.5 million. This expected increase reflects the impact of expanding digital second channel operations to a total of 40 channels by December 31, 2007 compared to operating six digital second channels at January 1, 2006.
We currently anticipate that the total operating costs of our primary channels for the full year of 2007 will increase less than $1.0 million over the pro forma results for the full year of 2006 and that the majority of this increase is attributable to the non-recurring expense of installing a uniform sales billing system at all of our television stations.
Estimated corporate expenses for the third quarter of 2007 are expected to be similar to those of the third quarter of 2006. For the full year of 2007, we currently anticipate that total corporate expense will be below the $15.1 million of corporate expense reported for 2006.

Gray Television, Inc.
Earnings Release for the three months and six months ended June 30, 2007	Page 6 of 9

Conference Call Information
      We will host a conference call to discuss our second quarter operating results on August 6, 2007. The call will begin at 11:00 AM Eastern Time. The live dial-in number is 1 (800) 811-8830 and the confirmation code is 2171149. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1 (888) 203-1112, Confirmation Code: 2171149 until September 6, 2007.

For information contact:	Web site: www.gray.tv
Bob Prather	Jim Ryan
President and Chief Operating Officer	Senior V. P. and Chief Financial Officer
(404) 266-8333	(404) 504-9828

Gray Television, Inc.
Earnings Release for the three months and six months ended June 30, 2007	Page 7 of 9

Reconciliations:
Reconciliation of net income (loss) to the Non-GAAP terms (in thousands):

	As Reported
	Three Months Ended
	June 30,
	2007	2006
Net income (loss)	$(9,942)	$4,320
Adjustments to reconcile to Broadcast Cash Flow Less
Cash Corporate Expenses:
Depreciation and amortization of intangible assets	10,117	9,022
Amortization of non-cash stock based compensation	310	193
(Gain) loss on disposals of assets, net	119	189
Miscellaneous (income) expense, net	(449)	(59)
Interest expense	16,525	16,656
Loss on early extinguishment of debt	16,361	—
Income tax expense (benefit)	(5,613)	2,809
Amortization of program broadcast rights	3,803	3,500
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	582	554
Network compensation revenue recognized	(196)	(360)
Network compensation per network affiliation agreement	78	524
Payments for program broadcast rights	(3,882)	(3,484)

Broadcast Cash Flow Less Cash Corporate Expenses	27,813	33,864
Corporate and administrative expenses excluding amortization of non-cash stock based compensation	3,274	2,723

Broadcast Cash Flow	$31,087	$36,587

	As Reported		Pro Forma(1)
	Six Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net income (loss)	$(20,456)	$1,766	$(20,456)	$1,356
Adjustments to reconcile to Broadcast Cash Flow Less
Cash Corporate Expenses:
Depreciation and amortization of intangible assets	19,892	17,350	19,892	18,018
Amortization of non-cash stock based compensation	830	391	830	391
(Gain) loss on disposals of assets, net	116	271	116	271
Miscellaneous (income) expense, net	(807)	(405)	(807)	(405)
Interest expense	33,797	32,123	33,797	32,548
Loss on early extinguishment of debt	22,853	110	22,853	110
Income tax expense (benefit)	(11,475)	1,149	(11,475)	911
Amortization of program broadcast rights	7,596	6,804	7,596	6,804
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	1,200	1,126	1,200	1,126
Network compensation revenue recognized	(385)	(581)	(385)	(581)
Network compensation per network affiliation agreement	157	1,048	157	1,048
Payments for program broadcast rights	(7,687)	(6,770)	(7,687)	(6,770)

Broadcast Cash Flow Less Cash Corporate Expenses	45,631	54,382	45,631	54,827
Corporate and administrative expenses excluding amortization of non-cash stock based compensation	6,815	6,269	6,815	6,269

Broadcast Cash Flow	$52,446	$60,651	$52,446	$61,096

See the next page for the definition of Non-GAAP terms.

Gray Television, Inc.
Earnings Release for the three months and six months ended June 30, 2007	Page 8 of 9

Non-GAAP Terms
This press release includes the non-GAAP financial measure of Broadcast Cash Flow and Broadcast Cash Flow Less Cash Corporate Expenses. These non-GAAP amounts are used by Gray to approximate the amount used to calculate a key financial performance covenant as defined in our senior credit facility. Broadcast Cash Flow is defined as operating income, plus corporate expense, depreciation and amortization (including amortization of program broadcast rights), non-cash compensation and (gain) loss on disposal of assets and cash payments received or receivable under network affiliation agreements less payments for program broadcast obligations, less network compensation revenue and less income (loss) from discontinued operations, net of income taxes. Corporate expenses (excluding depreciation, amortization and non-cash stock based compensation) are deducted from Broadcast Cash Flow to calculate “Broadcast Cash Flow Less Cash Corporate Expenses”. These non-GAAP terms are used in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income (loss) calculated in accordance with GAAP.
Notes
(1) The pro forma presentation gives effect to the results of operations for the acquisition of television station WNDU, South Bend, IN on March 3, 2006 as if the station had been acquired on January 1, 2006.
(2) Total debt as of December 31, 2006 does not include $653,000 of unamortized debt discount on our 9.25% Notes. The 9.25% Notes were redeemed on April 18, 2007.
Gray Television, Inc.
Gray Television, Inc. is a television broadcast company headquartered in Atlanta, GA. We currently operate 36 television stations serving 30 markets. Each of the stations are affiliated with either CBS (17 stations), NBC (10 stations), ABC (8 stations) or FOX (1 station). In addition, we currently operate 39 digital second channels including 1 ABC, 5 Fox, 8 CW and 16 MyNetworkTV affiliates plus 7 local news/weather channels and 2 “independent” channels in certain of our existing markets. We intend to start an additional local news/weather channel during the third quarter of 2007 in one of our existing markets.
Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act
The comments on our current expectations of operating results for the third quarter of 2007 and other future events are “forward looking statements” for purposes of the Private Securities Litigation Reform Act of 1995. Actual results of operations are subject to a number of risks and uncertainties and may differ materially from the current expectations discussed in this press release. All information set forth in this release and its attachments is as of August 6, 2007. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about potential factors that could affect our business and financial results and cause actual results to differ materially from those in the forward-looking statements are included under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2006 which is on file with the SEC and available at the SEC’s website at www.sec.gov.

Gray Television, Inc.
Earnings Release for the three months and six months ended June 30, 2007	Page 9 of 9